Exhibit 16.1

Michael T. Studer CPA P.C.
18 East Sunrise Highway, Suite 311
Freeport, New York
Phone: (516) 378-1000
Fax: (516) 546-6220

April 24, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Multiplayer Online Dragon Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated April 24, 2013 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Michael T. Studer CPA P.C.

Very truly yours, MICHAEL T. STUDER Michael T. Studer President